Exhibit 99

NATIONAL FUEL ANNOUNCES MANAGEMENT CHANGE

Anna Marie Cellino to Retire

(November 5, 2015) WILLIAMSVILLE, N.Y.: Today, National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) announced that Anna Marie Cellino, President of National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company, has indicated her intention to retire, effective February 1, 2016, after more than 34 years of service.

“I congratulate Anna Marie for an outstanding career that included numerous accomplishments over her many years of dedicated service to National Fuel’s customers, employees and shareholders,” said Ronald J. Tanski, President and Chief Executive Officer of National Fuel Gas Company. “Under Anna Marie’s leadership, the Utility made significant investments in new infrastructure to maintain safe and reliable service for the long run, and was recognized nationally for excellent customer service. I am especially grateful to Anna Marie for the impact she had on the organization through her continuous hard work and leadership by example. That work ethic was recently highlighted during the smooth operation of our utility system over the last two consecutive record-cold winters, a significant accomplishment that Anna Marie herself would credit to the Utility’s hard-working employees.”

Mrs. Cellino joined National Fuel in 1981 and has been President of the Utility segment since July of 2008. During her tenure, she has held a variety of leadership positions within the Utility, and she also served as Corporate Secretary of the Company. “We wish Anna Marie and her family the very best as she begins this new phase of her life,” Mr. Tanski said.

Mrs. Cellino will be succeeded by Carl M. Carlotti, presently Senior Vice President of National Fuel Gas Distribution Corporation. Carl has had a long career with the Company, joining National Fuel in 1985, and has been Senior Vice President of the Utility since December 2007. Throughout his tenure Carl has managed virtually every functional area within the Utility’s operation and has been head of its Pennsylvania Division since 1993.

National Fuel is an integrated energy company with over $6 billion in assets invested in the following five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com.